EXHIBIT 23.3

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULANTS

9601 AMBERGLEN BLVD., SUITE 117	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
FAX 512-233-2618	FAX 817-877-3728	FAX 713-651-9980
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K/A prepared by U.S. Energy Corp. (the “Company”) for the year ended December 31, 2009, of information contained in our report relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2009.  We further consent to references to our firm under the headings “Reserves,” “Oil and Gas Production,” “Oil and Gas Development,” and “Oil and Natural Gas Reserves (Unaudited).”

We also consent to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-135958,  333-134800, and 333-124277), and Form S-8 (Nos. 333-108979 and 33-74154).

Very truly yours,

/s/ W. Todd Brooker

W. Todd Brooker, P.E.
Vice President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Austin, Texas
December 20, 2010